Exhibit 99.2

Media Release

FOR IMMEDIATE RELEASE	Contact:	Janice McDill, 312.698.6707
janice.mcdill@grubb-ellis.com
Grubb & Ellis Company Enters Into Definitive Agreement to Sell Properties
to Grubb & Ellis Realty Advisors, Inc. for Business Combination
CHICAGO (June 18, 2007) — Grubb & Ellis Company (NYSE: GBE) today announced that it has entered into a definitive agreement with its investment management affiliate, Grubb & Ellis Realty Advisors, Inc., (AMEX: GAV), to sell the Danbury Corporate Center, Abrams Centre and 6400 Shafer Court office properties to Realty Advisors.
     Realty Advisors is a “blank check company” formed by Grubb & Ellis Company in September 2005 for the purpose of acquiring, through a purchase, asset acquisition or other business combination, one or more commercial real estate properties and/or assets, principally office and industrial properties in suburban, secondary and tertiary markets.
     Grubb & Ellis Company acquired the properties in 2007 as part of its strategy to accumulate assets for transfer to Realty Advisors having a combined value sufficient to constitute Realty Advisors’ business combination. Prior to entering into the agreement today, Grubb & Ellis Company and Realty Advisors did not have any agreement with respect to these properties and Realty Advisors did not have any obligation to purchase these or any other properties from Grubb & Ellis Company.
     Grubb & Ellis Company acquired the properties for an aggregate purchase price of approximately $122.3 million. Pursuant to today’s agreement, Grubb & Ellis Company will sell the properties to Realty Advisors on a “cost neutral basis” taking into account the costs and expenses paid by Grubb & Ellis Company with respect to the purchase of the properties and imputed interest on cash advanced by Grubb & Ellis Company with respect to the properties.
     In addition, upon the closing of the proposed transaction, pursuant to an agreement entered into by Realty Advisors and Grubb & Ellis Company at the time of Realty Advisors’ initial public offering in February 2006, Realty Advisors will pay Grubb & Ellis Company an acquisition fee equal to one percent of the purchase price paid by Grubb & Ellis for the properties.

Grubb & Ellis Company
500 West Monroe Street Suite 2800 Chicago, IL 60661 312.698.6700
- more -

2 — 2 — 2
06/18/07
Grubb & Ellis Company Enters Into Definitive Agreement to Sell Properties to Grubb & Ellis Realty Advisors, Inc. for Business Combination
     Realty Advisors will acquire the properties subject to non-recourse mortgage loans from Wachovia Bank, N.A. in the aggregate amount of $120.5 million, which are secured by the properties. The proceeds of the mortgage loans were used to finance the purchase of the Danbury property, to fund certain required reserves for all three properties, to pay the lender’s fees and costs and to repay certain amounts borrowed by Grubb & Ellis Company with respect to the Abrams and Shafer properties.
     The closing of the acquisition of the properties is conditioned upon, among other things, the approval of the transaction by the holders of a majority of the shares of common stock issued in Realty Advisors’ initial public offering, and the holders of less than 20 percent of the shares of common stock issued in the initial public offering voting against the transaction and electing to exercise their conversion rights.
Grubb & Ellis Company
Grubb & Ellis Company is one of the world’s leading full-service commercial real estate organizations, providing a complete range of transaction, management and consulting services. By leveraging local expertise with our global reach, Grubb & Ellis offers innovative, customized solutions and seamless service to owners, corporate occupants and investors throughout the globe. For more information, visit the Company’s Web site at www.grubb-ellis.com.
Forward-looking Statement
Statements included in this release may constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by these statements. Such factors which could adversely affect the Company’s ability to obtain these results include, among other things: (i) the volume of sales and leasing techniques and prices for real estate in the real estate markets generally; (ii) a general or regional economic downturn that could create a recession in the real estate markets; (iii) the Company’s debt level and its ability to make interest and principal payments; (iv) an increase in expenses related to new initiatives, investments in people, technology and service improvements; (v) the success of new initiatives and investments; and (vi) other factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2006, December 31, 2006 and March 31, 2007 and in the Company’s other filings with the Securities and Exchange Commission (including the Registration Statement on Form S-1, as amended, registration number 333-133659).
###